SECOND AMENDMENT TO
                               -------------------
                                CREDIT AGREEMENT
                                ----------------

      THIS SECOND AMENDMENT TO CREDIT AGREEMENT (hereinafter, the "Amendment") is entered into as of September 30, 1998 among PLUMA, INC., a North Carolina corporation (the "Borrower") and NATIONSBANK, N.A., as Agent for and on behalf of the Lenders (the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

                                    RECITALS
                                    --------

      WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Credit Agreement dated as of April 23, 1998, as amended by that certain First Amendment to Credit Agreement and Waiver between the Borrower and the Agent for and on behalf of the Lenders dated as of August 27, 1998 (as further amended, modified, supplemented, extended or restated from time to time, the "Credit Agreement");

      WHEREAS, the parties desire to amend certain terms of the Credit Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Amended Definitions. The Credit Agreement is hereby amended in the following respects:

            (a) The definition of "Applicable Percentage" set forth in Section
      1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "APPLICABLE PERCENTAGE" MEANS, FOR PURPOSES OF CALCULATING (I)
            THE APPLICABLE INTEREST RATE FOR ANY REVOLVING LOAN OR ANY TERM LOAN, (A) FOR EURODOLLAR LOANS, 3.75% THROUGH AND INCLUDING OCTOBER 30, 1998 AND 3.50% AT ALL TIMES AFTER OCTOBER 30, 1998 AND (B) FOR BASE RATE LOANS, 1.00% THROUGH AND INCLUDING OCTOBER 30, 1998 AND .75% AT ALL TIMES AFTER OCTOBER 30, 1998, (II) THE APPLICABLE RATE OF THE UNUSED FEE FOR ANY DAY FOR PURPOSES OF SECTION 3.5(B), .375% AND (C) THE APPLICABLE RATE FOR THE LETTER OF CREDIT FEE FOR ANY DAY, 3.50%.

            (b) The definition of "Borrowing Base" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "BORROWING BASE" MEANS, AS OF ANY DAY, THE SUM OF (A) 85% OF
            ELIGIBLE RECEIVABLES, (B) 60% OF ELIGIBLE INVENTORY, IN EACH CASE AS SET FORTH IN THE MOST RECENT BORROWING BASE CERTIFICATE DELIVERED TO THE AGENT AND THE LENDERS IN



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            ACCORDANCE WITH THE TERMS OF SECTION 7.1(C) AND (C) DURING THE
            PERIOD (I) FROM AND INCLUDING AUGUST 27, 1998 THROUGH AND INCLUDING OCTOBER 30, 1998, $4,000,000 AND (II) AFTER OCTOBER 30, 1998, $0.

      2. Deposit Account. A new Section 7.20 is hereby added to the Credit Agreement and shall read as follows:

            7.20  DEPOSIT ACCOUNT
                  ---------------

            THE CREDIT PARTIES SHALL ESTABLISH WITH THE AGENT AND PLEDGE TO THE AGENT FOR THE BENEFIT OF THE LENDERS A DEPOSIT ACCOUNT (THE "DEPOSIT ACCOUNT") AS COLLATERAL SECURITY FOR THE CREDIT PARTY OBLIGATIONS PURSUANT TO A CASH COLLATERAL SECURITY AGREEMENT IN FORM AND SUBSTANCE SATISFACTORY TO THE AGENT. EACH OF THE CREDIT PARTIES HEREBY AGREES THAT IT WILL CAUSE EACH ACCOUNT DEBTOR OBLIGATED TO PAY A RECEIVABLE TO DIRECT PAYMENT OF SUCH RECEIVABLE TO THE DEPOSIT ACCOUNT. THE CREDIT PARTIES FURTHER AGREE THAT THE AGENT SHALL APPLY THE FUNDS IN THE DEPOSIT ACCOUNT TO PAYMENT OF THE LOANS.

      3. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:

            (a) The Agent shall have received original duly executed counterparts of this Amendment duly executed by the Credit Parties and the Agent.

            (b) Payment by the Borrower of all other costs and expenses heretofore incurred by the Agent, including without limitation legal fees and expenses, in connection with the negotiation, administration, amendment and enforcement of any of the Credit Documents.

            (c) The Agent shall have received such other documents and information as it deems reasonably necessary.

      4.    Miscellaneous.
            -------------

            (a) The term "Credit Agreement" as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as herein specifically agreed, the Credit Agreement, and the obligations of the Credit Parties thereunder and under the other Credit Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

            (b) The Borrower hereby represents and warrants as follows:

                  (i) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.


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                  (ii) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower's legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

            (c) The Borrower represents and warrants to the Lenders that (i) except for the representation contained in Section 6.2(a) with respect to matters previously disclosed to the Lenders, the representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement are true and correct as of the date hereof and (ii) no unwaived event has occurred and is continuing which constitutes a Default or an Event of Default.

            (d) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

            (e) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

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      Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

                              PLUMA, INC.

                              By:  ___________________________________________
                              Name: __________________________________________
                              Title:__________________________________________

                               NATIONSBANK, N.A.,
                              as Agent for and on behalf of
                              the Lenders

                              By: ____________________________________________
                              Name: __________________________________________
                              Title: _________________________________________